Exhibit 99.8

This business combination involves the securities of a Brazilian company. The business combination is subject to disclosure requirements of Brazil that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Brazil, and some or all of its officers and directors may be residents of Brazil. You may not be able to sue a Brazilian company or its officers or directors in a Brazilian court for violations of the U.S. securities laws. It may be difficult to compel a Brazilian company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

MARFRIG GLOBAL FOODS S.A. Publicly Traded Company CNPJ/MF nº 03.853.896/0001-40 NIRE 35.300.341.031	BRF S.A. Publicly Traded Company CNPJ/MF nº 01.838.723/0001-27 NIRE 42.300.034.240

JOINT MATERIAL FACT

MARFRIG GLOBAL FOODS S.A. (“Marfrig”) and BRF S.A. (“BRF” and, together with Marfrig, the “Companies”), in compliance with Article 157, Paragraph 4, of Law No. 6,404, dated December 15, 1976, and with Brazilian Securities Exchange Commission (Comissão de Valores Mobiliários “CVM”) Resolution No. 44, dated August 23, 2021, further to the joint material fact disclosed on May 15, 2025, hereby inform that, on the date hereof, the Companies have entered into an amendment to the plan of merger that regulates the terms and conditions applicable to the merger of BRF shares by Marfrig (the “Merger” and the “Amendment”, respectively).

The Companies clarify that, after further discussions regarding the Merger, the respective management teams of the Companies have decided to condition the closing of the Merger to the approval of the Brazilian Administrative Council for Economic Defense (Conselho Administrativo de Defesa Econômica – CADE) (“Additional Condition Precedent”).

The proposals of the Companies’ management teams for the respective extraordinary general meetings, to be held on June 18, 2025 (collectively, “Meetings”), were resubmitted, on the date hereof, to include the description of the Additional Condition Precedent and the inclusion of the Amendment (“Resubmitted Proposals”).

The Companies emphasize that all other terms and conditions applicable to the Merger remain unchanged (including, without limitation, the exchange ratio and the right of withdrawal).

The Resubmitted Proposals, the Amendment and other documents related to the Merger and the Meetings are available to the shareholders of each of the Companies at their respective registered offices, as well as on websites of each of Marfrig (ri.marfrig.com.br), BRF (ri.brf-global.com), the CVM (www.gov.br/cvm) and the B3 (www.b3.com.br).

Additional information regarding the matters described in this material fact will be promptly disclosed by the Companies in accordance with applicable legislation and regulations.

São Paulo, May 26, 2025.

MARFRIG GLOBAL FOODS S.A.	BRF S.A.
Tang David Chief Financial Officer and Chief Investor Relations Officer	Fábio Luis Mendes Mariano Chief Financial and Investor Relations Officer

IMPORTANT NOTICE

This communication is not an offering document and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

Investors in American Depositary Shares (“ADSs”) of BRF and holders of common shares of BRF are urged to read the informational document regarding the merger between BRF and Marfrig because it will contain important information.

U.S. holders of common shares of BRF are urged to read any informational document or other materials prepared by BRF for common shareholders of BRF regarding the merger because they will contain important information. BRF expects to submit copies of these documents to the U.S. Securities and Exchange Commission (“SEC”) when they are available, and investors and security holders may obtain free copies of these documents and other documents filed by the Companies with the SEC at the SEC’s website at www.sec.gov.

A copy of any informational documents prepared for holders of ADRs or U.S. holders of common shares of BRF (when available) may also be obtained for free from Marfrig.

This communication contains forward-looking statements. These statements are statements that are not historical facts and are based on the current view and estimates of management of BRF and Marfrig of future economic circumstances, industry conditions, company performance and financial results. The words “anticipates,” “believes,” “estimates,” “expects,” “plans” and similar expressions, as they relate to the Companies, are intended to identify forward-looking statements.

Statements regarding the structure and timing of any merger between the Companies, business strategies, future synergies, future costs and future liquidity of the Companies, and pro forma results of operations and financial condition of the Companies are examples of forward-looking statements.

Such statements reflect the current views of management and are subject to a number of risks and uncertainties, including economic and market conditions in Brazil and globally, conditions in the industry of the Companies, any regulatory actions relating to the merger, the ability of the Companies to achieve projected synergies and the risk factors outlined by each of the Companies in their filings with the SEC and the Brazilian Securities and Exchange Commission (CVM). There is no guarantee that the expected events, trends or results will actually occur.

Any changes in the assumptions and factors on which these forward-looking statements are based could cause actual results to differ materially from current expectations.